Exhibit 99.1
Clean Wind Energy Tower, Inc.
Letter to Shareholders

Annapolis, MD – February 10, 2012 - Clean Wind Energy Tower, Inc. (OTCBB:“CWET”) announced today that the Company sent the following Letter to their Shareholders of Record:

Dear Shareholders, It has been a little over a year since we completed our reverse merger and began trading as a public company under the stock symbol “CWET” and  I wanted to take this opportunity to provide you with an update on our Company, and our business plans moving forward.

The Company has made significant progress towards our core objective and focus of becoming a leading provider of clean efficient green energy to the world communities at a reasonable cost without the destructive residuals of fossil fuel, while continuing to generate innovative technological solutions for today and tomorrow’s electrical power needs.

As currently designed, the Company anticipates that each Downdraft Tower could generate enough electricity to power up to 1,600,000 homes using the guidelines set forth in the California Statewide Residential Appliance Saturation Study, 2004. As an independent power producer of clean renewable energy, the Company will not be selling power directly to consumers but rather to the grid.  The Company anticipates that each Downdraft Tower will be capable of generating 1,100 megawatts per hour of salable electricity to the grid.  One megawatt equates to 1,000,000 kilowatts of electricity. Currently, avoided costs per kilowatt in California are running approximately $0.11 per kilowatt hour.

 We took our technology through the initial development stages with an internal engineering staff, and we have always been of the persuasion that it would be desirable to bring on board the brightest and most knowledgeable professionals to complete our project objectives. This team approach of aligning ourselves with a select group of experts from a variety of disciplines has proven invaluable in generating some of the critical data we have needed in order to proceed efficiently with an effective design and construction approach to our initial Tower. Our plan is to continue to seek and utilize the best outside consultants for our engineering needs.

Beyond our focus on environmental issues, the financial metrics of our project have been paramount. With the scientific and meteorological data we have generated, we believe that a smaller less costly initial Tower can be built while generating sufficient power and revenues to cover our project development financing criteria of a cash flow ratio of 2 to 1 for debt service. A substantial cost saving is now  possible in construction costs as well as time to completion  by using  a larger number of smaller self erecting  Kroll Cranes  along with high speed elevators.

We have now identified and are pursuing 4 independent Tower site locations in North America, all of which have excellent climate, topographical conditions, reasonable access to water, and good accessibility. Our current goal is to place one or more of these sites under contract, contingent upon all approvals being obtained to erect the Tower.

We have continued to work diligently on our patent portfolio, those that are pending with USPTO and with the creation of additional enhancements to our already dynamic structure. As we progress along our development path with our team we are certain to see continued innovation worthy of intellectual property protection.

Through the operation of our Downdraft Tower we will be avoiding the creation of a large incremental amount of greenhouse gasses, allowing us to take advantage of the creation of substantial Carbon Credits. We are having those Carbon Credits analyzed for their potential market value, which we think could be substantial.In closing, as we continue to transition from a research and development stage to a full development company pursuing a project, we anticipate that more frequent communications will be coming forth.

Thank you for your support!
Sincerely,

/s/ Ronald W. Pickett
Ronald W. Pickett, President & CEO
Clean Wind Energy Tower, Inc.

About Clean Wind Energy, Inc.
Clean Wind Energy, Inc. a wholly owned subsidiary of Clean Wind Energy Tower, Inc, has designed and is preparing to develop, and construct large “Downdraft Towers” that use benevolent, non-toxic natural elements to generate electricity and clean water economically by integrating and synthesizing numerous proven as well as emerging technologies.  Our Company’s core objective and focus is to become a leading provider of clean efficient green energy to the world communities at a reasonable cost without the destructive residuals of fossil fuel, while continuing to generate innovative technological solutions for today and tomorrow’s electrical power needs.  In addition to constructing Downdraft Towers in the United States and abroad, the Company intends to establish partnerships at home and abroad to propagate these systems and meet increasing global demand for clean water and electricity. Clean Wind has assembled a team of experienced business professionals, engineering and scientific consultants with access to the breakthrough energy research upon which this technology is founded and the proven ability to bring the idea to market. Clean Wind has filed several patents that the Company believes will further enhance this potentially revolutionary technology.  Clean Wind Energy, Inc. is based in Annapolis MD, and is traded on the OTCBB under the symbol ‘CWET’. For more information, please visit www.cleanwindenergytower.com.

Contact:
Clean Wind Energy, Inc.
1997 Annapolis Exchange Parkway Suite 300
Annapolis, Maryland 21401
Phone: 410-972-4713
E-mail: Info@cwetower.com
www.cleanwindenergytower.com

Investor Relations
Jody Janson
Phone: (855) 848-6937
Email: ir@cwetower.com

Cautionary Note Regarding Forward-Looking Statements
Statements included in this release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s various filings with the Securities and Exchange Commission (SEC).